EXHIBIT 4.1

CERTIFICATE OF DESIGNATIONS
SERIES B CONVERTIBLE PREFERRED STOCK
OF LIXTE BIOTECHNOLOGY HOLDINGS, INC.
(pursuant to Section 151 of the Delaware General Corporation Law)

Lixte Biotechnology Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) pursuant to authority of the Board of Directors under Section 151 of the Delaware General Corporation Law (“DGCL”), and in accordance with the provisions of its Certificate of Incorporation and Bylaws, adopted the following resolution on June 30, 2025, which authorizes a series of the Corporation’s Preferred Stock, par value $0.0001 per share designated Series B Preferred Stock (the “Preferred Stock”):

RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation’s Certificate of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock designated Series B Preferred Stock as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designations” means this Certificate of Designations of the Series B Convertible Preferred Stock.

“Change of Control” means the occurrence of any of the following events: (a) the acquisition by any Person or group (as defined in Section 13(d) of the Exchange Act), directly or indirectly, in a single transaction or series of related transactions, of more than 50% of the voting power of the outstanding capital stock of the Corporation; (b) the consummation of a merger, consolidation, or other business combination of the Corporation with or into another Person, after which the stockholders of the Corporation immediately prior to such transaction do not continue to hold at least a majority of the voting securities of the surviving entity; (c) a sale, lease, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Corporation (including by merger, consolidation, or otherwise); or (d) a liquidation, dissolution, or winding up of the Corporation.

“Closing” means the closing of the purchase and sale of the Securities pursuant to the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Corporation” means Lixte Biotechnology Holdings, Inc., a Delaware corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated on or about the Original Issue Date, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms for the purchase and sale of Common Stock, and Preferred Stock.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Common Stock, Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares subject to the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any subsidiary of the Corporation.

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB® Venture Market, the OTCQX® Best Market, or the Pink® Open Market (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported, or (d) in all other cases, the fair market value of the Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series B Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 3,573,130 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $0.7146, subject to increase set forth in Section 3 below (the “Stated Value”).

Section 3. Dividends.

(a) Cumulative Dividend. Holders of the Preferred Stock shall be entitled to receive, and the Corporation shall pay, out of funds legally available therefor, cumulative dividends at the rate of 8.0% per annum on the Stated Value of each share of Preferred Stock (the “Preferred Dividend”). Such dividends shall accrue daily from the Original Issue Date and shall not compound. The Preferred Dividend shall be payable upon conversion of the applicable shares of Preferred Stock, at the election of the Holder, either (i) in cash, or (ii) in kind, through the issuance of additional shares of Common Stock (the “PIK Shares”) valued at the then-effective Conversion Price. If the Holder does not affirmatively elect to receive payment in cash, the Corporation shall pay the accrued Preferred Dividend in PIK Shares upon conversion. For purposes hereof, the Preferred Dividend shall increase by an additional 2.0% per annum (not compounded) for each cumulative ninety (90) day period (whether or not consecutive) during which, in the aggregate, either (i) a registration statement on Form S-1 covering the resale of the Common Stock issuable upon conversion of the Preferred Stock has not been filed, or (ii) such registration statement is not effective.

(b) Preference. The Preferred Dividend shall be senior in right of payment to any dividend or distribution declared or paid on any other class or series of the Corporation’s capital stock, including, without limitation, Common Stock or Junior Securities. No dividend shall be declared or paid on, or set apart for, any other class or series of capital stock unless and until all accrued and unpaid Preferred Dividends on the Preferred Stock shall have been paid in full (or waived) in accordance with this Section 3.

Section 4. Voting Rights; Board Designation Rights.

(a) Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as at least 50% of the purchased shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of at least a majority in Stated Value of Preferred Stock, except as may be necessary to increase the authorized shares of Common Stock in order to account for any increase in the number of shares issuable upon conversion of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designations, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to the Preferred Stock, (c) amend its certificate of incorporation, bylaws or other organizational documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, (e) authorize or consummate any merger, consolidation, reorganization, or sale of all or substantially all of the Corporation’s assets, or any other transaction that results in a Change of Control; (f) authorize or issue any securities of the Corporation that are convertible into or exercisable for capital stock at a price per share less than the original per share purchase price of the Series B Preferred Stock, or (g) enter into any agreement with respect to any of the foregoing. Notwithstanding anything to the contrary herein, in no event shall Holders of Preferred Stock be entitled to vote (whether on an as-converted basis or otherwise) any shares of Preferred Stock, or be deemed to have beneficial ownership for voting purposes, (i) if Holders no longer hold 50% or more of the Securities purchased pursuant to the Purchase Agreement and (ii) to the extent that such vote would result in such Holder (together with its Affiliates and any other Persons whose beneficial ownership would be aggregated for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) having more than 9.99% of the total voting power of the Corporation’s outstanding capital stock at any time, unless the Holder has delivered to the Corporation not less than sixty-one (61) days’ prior written notice of its election to increase such limitation, in which case the beneficial ownership cap for voting purposes shall be 19.99%. This limitation shall apply regardless of the actual number of shares of capital stock beneficially owned by such Holder and shall be enforced by the Corporation in determining the number of votes properly cast or counted.

(b) Board Designation Rights. Effective as of the Closing, the Holders, so long as Holders hold any Preferred Stock or ten percent (10%) or more of the Securities purchased pursuant to the Purchase Agreement, shall have the right to designate two (2) members of the Corporation’s Board of Directors (the “Investor Designees”), and the Corporation shall take all necessary actions, including voting its own shares and causing the other stockholders to vote, to ensure that such Investor Designees are appointed or elected to the Board. The Holder’s right to designate directors pursuant to this Section 4(b) shall continue for so long as the Holder (together with its Affiliates) beneficially owns (i) any shares of Preferred Stock or (ii) at least 10% of the Corporation’s outstanding Common Stock (calculated on an as-converted, fully diluted basis). If at any time the Holder is no longer entitled to designate a director pursuant to this Section 4(b), such designee(s) shall promptly resign from the Board if requested by the Corporation. Any vacancy resulting from the resignation, removal, or death of an Investor Designee shall be filled only by a new designee selected by the Investor, subject to the continued applicability of this Section 4(b).

Section 5. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder of Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, and in preference to the holders of all junior classes or series of capital stock of the Corporation, an amount equal to: (i) the Stated Value per share of Preferred Stock held by such Holder (the “Liquidation Preference”), plus (ii) any and all accrued but unpaid Preferred Dividends on such shares, whether or not declared, through the date of such Liquidation. The Liquidation Preference (including any unpaid dividends) shall be paid in full before any distribution or payment is made to the holders of Common Stock or any other class or series of capital stock that ranks junior to the Preferred Stock with respect to liquidation rights. If, upon any Liquidation of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Preferred Stock shall be insufficient to pay in full the preferential amount payable to the Holders of the Preferred Stock as described in this Section 5 and liquidating payments on any other shares of any class or series of the Corporation’s capital stock as to the distribution of assets on any Liquidation of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Preferred Stock and any class or series of the Corporation’s capital stock ratably in accordance with the respective amounts that would be payable on such Preferred Stock and any such other class or series of the Corporation’s capital stock if all amounts payable thereon were paid in full. After payment in full of the Liquidation Preference and all accrued but unpaid Preferred Dividends, the Holders shall not be entitled to any further participation in the assets of the Corporation with respect to the Preferred Stock. The Corporation shall provide written notice of any Liquidation not less than forty-five (45) days prior to the payment date stated therein, to each Holder of record.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by multiplying each share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless (i) the full or remaining number of shares of Preferred Stock represented by such certificate are being converted or (ii) such Holder has provided the Corporation with prior written notice (which notice may be included in a Notice of Conversion) requesting reissuance of a certificate representing the remaining shares of Preferred Stock upon physical surrender of any certificate representing the shares of Preferred Stock being converted. Each Holder and the Corporation shall maintain records showing the number of shares of Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of the certificate representing the shares of Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Conversion Price. Each share of Preferred Stock shall be convertible into such number of shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price, which shall be equal to the per share price paid by investors for Common Stock (or Common Stock equivalents) in the equity financing transaction of the Corporation in which the Preferred Stock is originally issued (the “Common Stock Round Price”), as set forth in the Purchase Agreement. The Conversion Price shall be subject to adjustment solely as provided in Section 7 below. For the avoidance of doubt, the Conversion Price shall not be subject to adjustment for any issuance of securities by the Corporation at a price less than the then-effective Conversion Price (i.e., no anti-dilution or down-round protection shall apply).

(c) Mechanics of Conversion.

(i) Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) a certificate or certificates free of restrictive legends representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends. If requested by the Holder, the Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(ii) Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the respective Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(v) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Conversion Limitations. Notwithstanding anything to the contrary herein, no Holder of Preferred Stock shall be entitled to convert any portion of its Preferred Stock into shares of Common Stock to the extent that, after giving effect to such conversion, the Holder (together with its Affiliates and any other Persons whose beneficial ownership would be aggregated for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) would beneficially own, in the aggregate, more than 9.99% of the total outstanding shares of Common Stock, including shares issuable upon conversion of the Preferred Stock or upon exercise or conversion of any other securities of the Corporation that are convertible into or exercisable for shares of Common Stock, regardless of whether such securities are currently exercisable or convertible. This limitation may be increased, solely at the election of the Holder, to 19.99% by delivering to the Corporation not less than sixty-one (61) days’ prior written notice of such election. The Corporation shall not give effect to any conversion in violation of this Section 6(d) and any attempted conversion in excess of this limitation shall be null and void ab initio to the extent of such excess.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Subsequent Rights Offerings. If the Corporation, at any time while the Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not proportionately to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date for such issuance, and do not offer the same rights to the Holders, then the Holder will be entitled to acquire, upon conversion of the Preferred Stock, such rights, options or warrants which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on the conversion of such Preferred Stock) immediately before the date on which a record is taken for the issuance of such rights, options or warrants, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the issuance of such rights, options or warrants.

(c) Pro Rata Distributions. If the Corporation, at any time while this Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(d) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination and excluding shares acquired upon conversion of any currently outstanding convertible securities in accordance with the terms thereof as in effect on the date hereof) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) and Section 6(e) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 680 East Colorado Boulevard, Suite 180, Pasadena, CA 91101, Attention: Chief Executive Officer, email address: g.pursglove@2gpgroup.com, or such other email address or address as the Corporation may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 8 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 8 on a Calendar Day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designations shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designations shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Preferred Stock.

The undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge. Executed at Pasadena, California, on this 30th day of July, 2025.

By:
Name:	Geordan Pursglove
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Preferred Stock indicated below into shares (the “Conversion Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If Conversion Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes. In order to induce the Corporation to issue the stock certificate representing the Conversion Shares without a restrictive legend, the undersigned hereby agrees to comply with the covenants set forth in Section [●] of the Purchase Agreement. If the Conversion Shares are not covered by an effective resale registration statement at the time that the undersigned intends to resell the Conversion Shares, the undersigned will not resell the Conversion Shares unless Rule 144, or another exemption, is applicable, and then only in full compliance with Rule 144, or such other exemption, after receiving an opinion of counsel that the Conversion Shares can be sold under Rule 144, or such other exemption.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Aggregate Stated Value of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Shares of Preferred Stock owned subsequent to Conversion:

Address for Delivery:	or DWAC Instructions:

Broker no:	Account no:

[HOLDER]

By:
Name:
Title: